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                                                                    Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 21/Amendment No. 38 to the Registration Statement No. 033-57320/811-06025 on Form N-6 of our report dated March 24, 2008, relating to the financial statements of each of the Investment Divisions of Metropolitan Life Separate Account UL appearing in the Prospectus included in the Registrant's Post-Effective Amendment No. 20/Amendment No. 36 to the Registration Statement No. 033-57320/811-06025 on From N-6 and to the reference to us under the heading "Independent Registered Public Accounting Firm" in that Prospectus, which is part of such Registration Statement.

We consent to the use in this Post-Effective Amendment No. 21/Amendment No. 38 to the Registration Statement No. 033-57320/811-06025 on Form N-6 of our report dated April 3, 2008 (October 30, 2008 as to Note 23), on the consolidated financial statements of Metropolitan Life Insurance Company (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the fact that the Company changed its method of accounting for deferred acquisition costs, and for income taxes, as required by accounting guidance adopted on January 1, 2007, and changed its method of accounting for defined benefit pension and other postretirement plans, as required by accounting guidance adopted on December 31, 2006), appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in the Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP
Tampa, Florida
October 30, 2008